[Letterhead of SNR Denton US LLP]

October 29, 2010

PharmAthene, Inc.
One Park Place
Suite #450
Annapolis, MD 21401

Re:         Sale of Common Stock registered pursuant to
Registration Statement  on Form S-3 (File No. 333-156997)

Ladies and Gentlemen:

In our capacity as counsel to PharmAthene, Inc., a Delaware corporation (the “Company”), we have been asked to render this opinion in connection with a registration statement on Form S-3 (the “Registration Statement”), heretofore filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and the prospectus supplement filed pursuant to Rule 424(b) under the Act, dated as of October 29, 2010 (the “Prospectus Supplement”), in connection with the offer and sale by the Company of up to 4,945,000 shares (the “Shares”) of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), including up to 645,000 Shares that may be sold pursuant to the exercise of an over-allotment option.

We are delivering this opinion to you at your request in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with rendering this opinion, we have examined and are familiar with (i) the Company’s Amended and Restated Certificate of Incorporation, as amended to date and in effect on the date hereof, (ii) the Company’s By-Laws in effect on the date hereof, (iii) the Registration Statement, including the prospectus contained therein, (iv) the Prospectus Supplement (such prospectus and the Prospectus Supplement are collectively referred to herein as the “Prospectus”), (v) corporate proceedings of the Company relating to the Shares and (vi) such other instruments and documents as we have deemed relevant under the circumstances.

In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us as original or photostatic copies. We have also assumed that the corporate records furnished to us by the Company include all corporate proceedings taken by the Company to date.

Based upon the foregoing and subject to the assumptions and qualifications set forth herein, we are of the opinion that the Shares have been duly authorized by the Company and, when issued in accordance with the terms set forth in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of our opinion as an exhibit to the Registration Statement and to the reference to this firm and this opinion under the heading “Legal Matters” in the prospectus comprising a part of the Registration Statement and any amendment thereto.   In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ SNR Denton US LLP

SNR Denton US LLP